Exhibit 99.1

CONTACT:	John Hyre, Investor Relations Commercial Vehicle Group, Inc. (614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP REPORTS
THIRD QUARTER 2009 RESULTS
NEW ALBANY, OHIO, October 28, 2009 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $110.8 million for the third quarter ended September 30, 2009, compared to revenues of $192.9 million for the third quarter of 2008. Net loss was ($15.9) million for the quarter, or ($0.73) per diluted share, compared to ($2.6) million, or ($0.12) per diluted share, in the prior-year quarter. Fully diluted shares outstanding for the quarter were 21.7 million compared to 21.5 million for the prior-year period.
Revenues for the quarter compared to the prior-year period decreased by approximately $82.1 million, or 42.5%, due primarily to the global economic decline impacting the Company’s North American, European and Asian end markets. Operating income for the quarter compared to the prior-year period decreased by approximately $8.3 million, or 10.2% of the change in revenues for the same period.
“In recent months, we have seen positive trends in some of our key markets and we continue to capitalize on our cost savings initiatives,” said Mervin Dunn, President and Chief Executive Officer of Commercial Vehicle Group. “We have made significant bottom line improvements during 2009 while maintaining strong focus on long-term new business programs. These key areas of focus are evident through our recent new business and product development announcements as well as the continued operating profit improvements since the beginning of this year,” added Mr. Dunn.
The third quarter results include approximately $1.2 million of non-cash expense for the mark to market of the Company’s forward foreign exchange contracts and $3.4 million in one-time financing, legal and other fees and expenses related to the Company’s debt exchange completed in August 2009.
The Company did not have any outstanding borrowings under its asset-based revolver as of September 30, 2009.
“We continue to focus on cash generation and cost cutting initiatives, which is evident by the fact that we had zero funds borrowed under our revolving credit line at the end of the quarter and our 2009 operating income continues to improve quarter over quarter,” said Chad M. Utrup, Chief Financial Officer of Commercial Vehicle Group. “With our realigned cost structure in place, we are very optimistic about our potential going forward,” added Mr. Utrup.
(more)

The Company is not providing revenue or earnings estimates at this time.
A conference call to review third quarter results is scheduled for Thursday, October 29, 2009, at 10:00 a.m. ET. To participate, dial (888) 680-0878 using access code 81328454. You can pre-register for the conference call and receive your pin number at:
https://www.theconferencingservice.com/prereg/key.process?key=PKQ6BKEU8
This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will also be archived for a period of one year.
A replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 68956394.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company estimates for future periods with respect to cost savings initiatives, financial information and market conditions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the impact of changes in governmental regulations on the Company’s customers or on its business; (vi) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (vii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; and (viii) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2008 and under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
(more)

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES	$110,811	$192,860	$322,844	$599,104
COST OF REVENUES	107,199	175,952	323,570	538,023

Gross Profit (Loss)	3,612	16,908	(726)	61,081
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	11,298	15,983	35,007	47,761
AMORTIZATION EXPENSE	98	379	292	1,065
GAIN ON SALE OF LONG LIVED ASSET	—	—	—	(6,075)
INTANGIBLE ASSET IMPAIRMENT	—	—	7,000	—
LONG-LIVED ASSET IMPAIRMENT	—	—	3,445	—
RESTRUCTURING COSTS	—	—	1,947	—

Operating (Loss) Income	(7,784)	546	(48,417)	18,330
OTHER EXPENSE (INCOME)	1,211	(72)	(7,186)	5,840
INTEREST EXPENSE	3,989	3,708	11,299	11,407
LOSS ON EARLY EXTINGUISHMENT OF DEBT	459	—	1,254	—
LOSS ON DEBT MODIFICATION	2,902	—	2,902	—

(Loss) Income Before Provision for Income Taxes	(16,345)	(3,090)	(56,686)	1,083
(BENEFIT) PROVISION FOR INCOME TAXES	(463)	(487)	1,113	131

Net (Loss) Income	$(15,882)	$(2,603)	$(57,799)	$952

(LOSS) EARNINGS PER COMMON SHARE:
Basic	$(0.73)	$(0.12)	$(2.66)	$0.04

Diluted	$(0.73)	$(0.12)	$(2.66)	$0.04

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	21,747	21,537	21,747	21,537

Diluted	21,747	21,537	21,747	21,700

(more)

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	September 30,	December 31,
	2009	2008
	(unaudited)	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,176	$7,310
Accounts receivable, net	75,385	100,898
Inventories, net	57,985	90,782
Other current assets	8,292	20,428

Total current assets	151,838	219,418

PROPERTY, PLANT AND EQUIPMENT, net	78,729	90,392
INTANGIBLE ASSETS, net	27,320	34,610
OTHER ASSETS, net	17,465	10,341

TOTAL ASSETS	$275,352	$354,761

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$—	$14,881
Accounts payable	59,642	73,451
Accrued liabilities, other	35,468	43,417

Total current liabilities	95,110	131,749

LONG-TERM DEBT, net of current maturities	160,859	150,014
PENSION AND OTHER POST-RETIREMENT BENEFITS	19,680	19,885
OTHER LONG-TERM LIABILITIES	5,809	9,171

Total liabilities	281,458	310,819

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ INVESTMENT:
Common stock, $0.01 par value per share; 30,000,000 shares authorized; 21,746,681 and 21,746,415 shares issued and outstanding	217	217
Treasury stock purchased from employees; 46,474 shares	(455)	(455)
Additional paid-in capital	185,548	180,848
Retained loss	(176,110)	(118,311)
Accumulated other comprehensive loss	(15,306)	(18,357)

Total stockholders’ investment	(6,106)	43,942

TOTAL LIABILITIES AND STOCKHOLDERS’ INVESTMENT	$275,352	$354,761

#####